UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
___________________
Filed by the Registrant ☒ Filed by a party other than the Registrant ☐
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☐    Soliciting Material Under § 240.14a-12
CALADRIUS BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On April 11, 2017, Caladrius Biosciences, Inc. (“Caladrius”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) relating to Caladrius’ annual meeting of stockholders to be held on May 16, 2017 at 11:00 a.m., Eastern Daylight Savings Time, at Hotel Indigo Basking Ridge, 80 Allen Road, Basking Ridge, NJ 07920. While Caladrius does not believe any supplemental information is required by law to be included in the Proxy Statement, it is providing the following corrections, clarifications and additions to the disclosures in the section entitled, “Proposal I: The Sale Proposal-Opinion of Caladrius’ Financial Advisor” (the “Revised Disclosure”).
The Revised Disclosure should be read in conjunction with the Proxy Statement, which is available on the Internet site maintained by the SEC at http://www.sec.gov, along with periodic reports and other information Caladrius files with the SEC. References to sections and subsections herein are references to the corresponding sections or subsections in the Proxy Statement, all page references are to pages in the Proxy Statement, and terms used herein, unless otherwise defined, have the meanings set forth in the Proxy Statement.
Amending the second bullet point on page 25 of the Proxy Statement in the section titled “Background of the Sale” as follows (revised text underlined):

•
Second, the purchase of newly-issued shares of common stock of Caladrius that would equal 35% of the outstanding common stock of Caladrius for $35 million, such purchase to occur after the completion of a proposed first round of financing with private investors based in China (projected by Executive H to occur by January 31, 2017, subject to compliance with the HSR Act and other regulatory requirements).

Amending the second full paragraph of page 39 of the Proxy Statement in the section titled “Valuation Analysis-Comparable Publicly Traded Company Analysis” as follows (with the new or revised text underlined):
With respect to each selected comparable CDMO company, MTS calculated enterprise value as multiples of the consensus estimated revenues and EBITDA for such company for 2017. The results of this analysis are summarized as follows:

	Enterprise Value as a Multiple of CY2017 Estimated Revenue	Enterprise Value as a Multiple of CY2017 Estimated EBITDA
Evonik Industries AG	0.9x	5.7x
Lonza Group Ltd	2.6x	11.1x
Cambrex Corporation	3.0x	9.5x
Albany Molecular Research Inc.	1.6x	8.4x

MTS also calculated the high, mean, median and low enterprise values as multiples of consensus estimated 2017 revenues and EBITDA for the selected comparable CDMO companies. The results of this analysis are summarized as follows:

	Enterprise Value as a Multiple of CY2017 Estimated Revenue	Enterprise Value as a Multiple of CY2017 Estimated EBITDA
High	3.0x	11.1x
Mean	2.0x	8.7x
Median	2.1x	9.0x
Low	0.9x	5.7x

Amending the fifth full paragraph of page 39 of the Proxy Statement in the section titled “Valuation Analysis-Comparable Transactions Analysis” as follows (with the revised text underlined):
Comparable Transactions Analysis. MTS reviewed and analyzed the proposed financial terms of the Sale as compared to the financial terms of certain selected business combinations and the consideration paid in such transactions. MTS examined selected business combinations in the USA, Canada and the European Union since January 1, 2012 where the transactions had disclosed total transaction values of greater than $5.0 million and the target company was primarily in the CDMO space that MTS judged to be relevant based on its experience and professional judgment. MTS reviewed and analyzed certain publicly available information for the following ten business combinations:

Date Announced	Target	Acquiror
01-27-2017	J-Star Research	Porton Fine Chemicals
12-20-2016	CMC Biologics	AGC Asahi Glass Co.
05-05-2016	Prime European Therapeuticals S.p.A. (Euticals)	Albany Molecular Research Inc.
11-24-2015	The Chemistry Research Solution LLC	Abzena plc
09-14-2015	PacificGMP	Abzena plc
07-16-2015	Gadea Grupo Farmaceutico	Albany Molecular Research Inc.
03-09-2015	MaSTherCell SA	Orgenesis Inc.
01-20-2015	IriSys, LLC	GNI USA, Inc.
06-02-2014	OSO BioPharmaceuticals Manufacturing LLC	Albany Molecular Research Inc.
02-24-2014	European Medical Contract Manufacturing B.V.	Unnamed (Financial Sponsor)

Amending the second and third full paragraphs of page 40 of the Proxy Statement and adding a new paragraph in the section titled “Valuation Analysis-Comparable Transactions Analysis” as follows (with the new or revised text underlined):
The results of the analysis for these selected comparable acquisitions are summarized as follows:

Target	Total Transaction Value (in millions)	Total Transaction Value/LTM Revenue Multiple
J-Star Research	$26.0	0
CMC Biologics	$511.3	0
Prime European Therapeuticals S.p.A. (Euticals)	$358.0	1.4x
The Chemistry Research Solution LLC	$15.0	2.8x
PacificGMP	$8.4	2.8x
Gadea Grupo Farmaceutico	$174.0	2.1x
MaSTherCell SA	$24.6	0
IriSys, LLC	$18.0	0
OSO BioPharmaceuticals Manufacturing LLC	$110.0	1.9x
European Medical Contract Manufacturing B.V.	$24.7	1.5x

LTM revenue figures were not available for the acquisitions of J-Star Research, CMC Biologics, MaSTherCell SA and IriSys. In addition the acquisition of Euticals utilized estimated revenues for fiscal year 2016, and the acquisition of PacificGMP utilized company provided revenues from August 2014 to July 2015.

MTS also calculated the high, mean, median and low total transaction enterprise value and total transaction enterprise value as multiples of LTM revenues (when available) for the selected precedent transactions and the results of this analysis are summarized as follows:

	Total Transaction Value (in millions)	Total Transaction Value/LTM Revenue Multiple
High	$511.3	2.8x
Mean	$127.0	2.1x
Median	$25.4	2.0x
Low	$8.4	1.4x